FORM 3
         U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                 WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                  INITIAL STATEMENT OF                |_____________________|
           BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                      |EXPIRES:             |
                                                      | SEPTEMBER 30, 1998  |
       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,             |BURDEN HOURS         |
        Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
          Holding Company Act of 1935                 |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940

 ______________________________________________________________________________
 1. Name and Address of Reporting Person

          Deering                     Joseph
 ______________________________________________________________________________
        (Last)                      (First)                    (Middle)

      c/o Rayovac Corporation, 601 Rayovac Drive
 ______________________________________________________________________________
                                   (Street)

      Madison                       WI                            53711-2497
 ______________________________________________________________________________
        (City)                      (State)                      (Zip)

 ______________________________________________________________________________
 2. Date of Event Requiring Statement (Month/Day/Year)

                               July 17, 1998
 ______________________________________________________________________________
 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

 ______________________________________________________________________________
 4. Issuer Name and Ticker or Trading Symbol

                          Rayovac Corporation (ROV)
 ______________________________________________________________________________
 5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
  (X ) DIRECTOR
  (  ) 10% OWNER
  (  ) OFFICER (GIVE TITLE BELOW)
  (  ) OTHER (SPECIFY TITLE BELOW)
  _____________________________________
 ______________________________________________________________________________
 6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

 ______________________________________________________________________________
 7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

      X FORM FILED BY ONE REPORTING PERSON
     __ FORM FILED BY MORE THAN ONE REPORTING PERSON

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 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________
 |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
 |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
 |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
 |                    |   OWNED       |   OR INDIRECT|                       |
 |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
 |                    |               |   5)         |                       |
 |____________________|_______________|______________|_______________________|

 [TYPE ENTRIES HERE]


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 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ______________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)

      Stock Option
 ______________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
            July    , 1998                            July    , 2008
          ___________________                        ___________________
           Date Exercisable                          Expiration Date
 ______________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

    Common Stock, par value $.01 per share                 2,000
    ______________________________________        __________________________
                Title                             Amount of Number of Shares
 ______________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security

      $21.438 per share
 ______________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I) (Instr.
    5)

      D
 ______________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:


      /s/ Joseph W. Deering                               July 27, 1998
     ______________________________                     _____________________
    **  SIGNATURE OF REPORTING PERSON                        DATE



 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM
   DISPLAYS A CURRENTLY VALID OMB NUMBER.
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